Exhibit 10.67

MANAGEMENT SERVICES TERMINATION AGREEMENT, dated as of May 31, 2005 (this “Agreement”) between RESOLUTION PERFORMANCE PRODUCTS LLC, a Delaware limited liability company (the “Company”), and APOLLO MANAGEMENT IV, L.P., a Delaware limited partnership (“Apollo”).

WHEREAS, pursuant to that certain Master Sale Agreement, dated as of July 10, 2000, by and among Shell Oil Company, Resin Acquisition LLC and Shell Epoxy Resins Inc., affiliates of Apollo acquired majority ownership and control of the Company (the “Acquisition”);

WHEREAS, in connection with the Acquisition, and pursuant to that certain Management Consulting Agreement dated as of November 14, 2000 (the “Commencement Date”) between the Company and Apollo, as amended by (i) Amendment No. 1, dated as of March 15, 2002, (ii) Amendment No. 2, dated as of January 1, 2003 and (iii) Amendment No. 3, dated as of February 17, 2003 (as so amended, the “Management Agreement”), Apollo agreed to provide certain management and advisory services to the Company (the “Management Services”);

WHEREAS, in consideration of the provision by Apollo of the Management Services, and pursuant to Section 4 of the Management Agreement, the Company agreed to pay to Apollo, among other fees, an aggregate fee equal to $750,000 per annum (the “Annual Management Fee”) beginning on the Commencement Date and terminating on the tenth anniversary thereof (the “Termination Date”);

WHEREAS, certain mergers and related transactions (the “Combination”) will occur pursuant to that certain Transaction Agreement, to be entered into among RPP Holdings LLC, Resolution Specialty Materials Holdings LLC, BHI Acquisition Corp., BHI Merger Sub One Inc., BHI Merger Sub Two Inc. and Borden Chemical, Inc.; and

WHEREAS, in connection with the Combination, the Company and Apollo wish to terminate the provision of the Management Services and the payment of the Annual Management Fee and any other fees, in consideration of the payment by the Company to Apollo of the Termination Fee (as hereinafter defined).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1. Termination of Management Services and Management Agreement. Effective immediately prior to the consummation of the Combination (the “Closing”) and without any further action by the Company or Apollo, each of the Company and Apollo shall be released from any and all obligations and liabilities (other than pursuant to

Section 5 of the Management Agreement) with respect to provision of the Management Services and payment of the Annual Management Fee or any other fees pursuant to the Management Agreement (other than (i) the Termination Fee and (ii) any unreimbursed expenses of Apollo owing and payable pursuant to the third paragraph of Section 4 of the Management Agreement), and the Management Agreement (other than Section 5 thereof) shall have no further force or effect.

Section 2. Payment of Termination Fee. In consideration of the termination provided in Section 1 above, the Company shall pay to Apollo, via wire transfer of immediately available funds payable immediately prior to the Closing, a lump-sum amount equal to the sum of (i) the net present value of the remaining Annual Management Fees owing and payable by the Company from the date hereof until the Termination Date, which shall be determined using an annual discount rate equal to the then-current rate of interest on the Company’s revolving credit facility under its senior bank financing (the “Termination Fee”) and (ii) the Deferred Amount. For the avoidance of doubt, each of the Company and Apollo agrees that the Termination Fee owing and payable upon a termination in accordance with Section 1 above at any time during the second calendar quarter of 2005 shall equal $4,400,000. “Deferred Amount” means, as of the date of any calculation of fees pursuant to this Section 2, any fee deferred and not previously paid to Apollo pursuant to Section 4 of the Management Agreement.

Section 3. Miscellaneous.

3.1 Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to its subject matter and supersedes any and all prior agreements, and neither it nor any part of it may in any way be altered, amended, extended, waived, discharged or terminated except by a written agreement signed by each of the parties hereto.

3.2 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of each of the Company and Apollo.

3.3 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York (without giving effect to principles of conflicts of laws).

3.4 Headings. Section headings are used for convenience only and shall in no way affect the construction of this Agreement.

3.5 Counterparts. This Agreement may be executed in counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

* * * * *

IN WITNESS WHEREOF, the undersigned have duly executed this Management Services Termination Agreement as of the date first above written.

RESOLUTION PERFORMANCE PRODUCTS LLC

By:	/s/ Mark Antonivich
	Name:	Mark Antonivich
	Title:	Senior Vice President, General Counsel, and Corporate Secretary

APOLLO MANAGEMENT IV, L.P.

By:	Apollo Management IV, L.P., its Manager

By:	AIF IV Management, Inc., its General Partner

By:	/s/ Scott Kleinman
	Name:	Scott Kleinman
	Title:	Authorized Signatory

[Signature page to RPP Mgt Services Termination Agmnt]